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Exhibit 10.14

CONFIDENTIAL TREATMENT

Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 406 under the Securities Act of 1933. Such Portions are marked "[*]" in this document; they have been filed separately with the Commission.

Globalstar Canada Satellite Co.
115 Matheson Blvd. West, Suite 100 Mississauga, Ontario L5R 3L1 CANADA Tel: (905) 712-6673; Fax (905) 890-2175		CONTRACT
The following numbers must appear on all related correspondence, shipping papers, and invoices: CONTRACT NUMBER NO: GCSC-C-06-0001
To:	Richardson Electronics, Ltd. ("Seller") 2410 Vantage Drive Elgin, IL 60123 USA	From:	Globalstar Canada Satellite Co. ("Buyer") 115 Matheson Blvd. West, Suite 100 Mississauga, Ontario L5R 3L1 CANADA

CONTRACT DATE	DELIVERY (INCOTERM)	SHIPPING METHOD	CARRIER	SHIP TO

April 17, 2006	FOB Point of Shipment	Seller's Choice	Seller's Choice	To be confirmed by Buyer

ITEM	QUANTITY	DESCRIPTION OF WORK	UNIT PRICE (USD)	EXT. PRICE (USD)

1A	8	Seller shall manufacture and deliver Globalstar Antennas	See	See
1B	Lot	("Products") in accordance with the Contract Documents	Additional	Additional
2A	60,000	listed on Page 2.	Pages	Pages
2B	Lot
3	Lot	This Contract supersedes Authorization To Proceed Letter
		PJR0106-002, Revision 2, dated 6 February 2006.
		The Work to be performed under this Contract shall Commence on 8 February 2006. The Contract Completion Date for all deliveries is 31 July 2009.
		See Continuation Pages.

FIRM FIXED PRICE CONTRACT (PURCHASE PRICE)			TOTAL	$10,520,055

TERMS AND CONDITIONS: Per attached Terms and Conditions of Sale dated 10 March 2006.

Authorized by: GLOBALSTAR CANADA SATELLITE CO.		Accepted by: RICHARDSON ELECTRONICS, LTD.
By:	/s/ Kelly L. Rose	By:	/s/ Greg Peloquin
Name:	Kelly L. Rose	Name:	Greg Peloquin
Title:	Director, Contracts	Title:	Exec. VP & General Manager of RF & Wireless
Date:	21 Apr. 06	Date:	4/20/06

(A)    The Contract Documents are as follows:

(1)    Outdoor Antenna Unit (ODU) and Passive Antenna Statement of Work, GS-05-1073, Version 1.0, dated 29 November 2005; and

(2)    Globalstar Outdoor Unit Specification, GS-05-1068, Version 1.0, dated 29 November 2005

(B)    This is a Firm Fixed-Price Contract:

Line Item	Description	Quantity	Unit Price (USD)	Extended Price (USD)	Delivery Schedule

1A	Prototype ODU
	Passive Patch	2	[*]	[*]	May 5, 2006
	Passive Quadrifilar	2			May 26, 2006
	Active Patch	2			May 5, 2006
	Active Quadrifilar	2			May 26, 2006

1B	Test Data	Lot	NSP	NSP	10 Weeks ARO

Line Item	Description	Quantity	Unit Price (USD)	Extended Price (USD)	Delivery Schedule

2A	90 Units
	• Patch Active	30	[*]	[*]	90 Units
	• Patch Passive	5			14 Weeks
	• Quadrifilar Active	30			after approval of
	• Quadrifilar Passive	5			4 prototypes
	• Quadrifilar Maritime Active	15
	• Quadrifilar Maritime Passive	5
	59,910 Units
	• Patch Active	22,770			Production
	• Patch Passive	1,195			6 Weeks
	• Quadrifilar Active	22,170			after approval of
	• Quadrifilar Passive	1,615			90 units
	• Quadrifilar Maritime Active	11,985
	• Quadrifilar Maritime Passive	175

2B	Monthly Test Data on Production Samples	Lot	NSP	NSP	Initial Production, then monthly thereafter

3	NRE	Lot	[*]	[*]

OPTION	Option—Follow on Units, pricing good to 30 June 2007

Line Item	Description	Quantity	Unit Price (USD)	Extended Price (USD)	Delivery Schedule

	• Patch Active	TBD	[*]	TBD	In accordance with
	• Patch Passive	TBD		TBD	Contract Production
	• Quadrifilar Active	TBD		TBD	Delivery Schedule
	• Quadrifilar Passive	TBD		TBD
	• Quadrifilar Maritime Active	TBD		TBD
	• Quadrifilar Maritime Passive	TBD Quantity availability is subject to manufacturing capacity at time of order		TBD	Delivery availability is subject to manufacturing capacity and lead time at time of order

NSP = Not Specifically Priced

The parties anticipate that the Production Delivery Schedule will commence 6 weeks after approval of the 90 initial units and Seller will use commercially reasonable efforts to meet the following Minimum Monthly Deliveries:

Antenna Type	Minimum Monthly Deliveries (units)	Maximum Monthly Deliveries * (units)

Active Patch	912	1186

Passive Patch	48	62

Active Quadrifilar	888	1154

Passive Quadrifilar	65	85

Active Marine Quadrifilar	480	624

Passive Marine Quadrifilar	10	13

* unless a higher quantity is mutually agreed to in advance

Seller shall submit to Buyer a confirmed Production Delivery Schedule by month and year no later than thirty (30) days after Contract Date.

This Contract is fully funded.

With regard to Line Item 3, NRE, Buyer made an advance payment of [*] under the Authorization To Proceed which Seller acknowledges receiving. The balance of [*] is payable within 30 days of receipt of Seller's invoice which Buyer acknowledges authorizing Seller to submit.

TOTAL FIRM FIXED-PRICE                             US$10,520,055

10 March 2006

TERMS AND CONDITIONS OF SALE

(1)    EXCLUSIVITY OF TERMS

The terms and conditions set forth herein together with those appearing on the face hereof or attachments hereto shall constitute the complete and exclusive statement of all terms and conditions of the Contract between the Seller and the Buyer.

(2)    ACCEPTANCE OF CONTRACT

This Contract shall be subject to acceptance by the Seller only at the Seller's corporate headquarters and by the Buyer only at the Buyer's corporate headquarters.

(3)    PACKAGING, DELIVERY AND SHIPMENT TERMS

The Products supplied by the Seller shall be shipped FOB point of shipment. Delivery shall occur at the time the Product has been delivered at the FOB point. Seller shall be responsible for packaging the Products and choosing shipping method and carrier. Prices are quoted exclusive of transportation, insurance and taxes, including without limitation, any taxes whatsoever that might be levied after the Product is delivered due to the Seller's security interest in the Products. Prices do not include license fees, customs fees, duties or any other charges related thereto. The Buyer will pay any and all shipping charges, premiums, taxes, fees, duties, documentation, handling and other charges related thereto and shall hold the Seller harmless therefrom; provided that if Seller, in its sole discretion, chooses to make any such payment, Buyer will reimburse Seller, in full, upon demand. Buyer shall provide "Ship To" addresses and instructions to Seller. Shipping costs shall be billed to Buyer's account to be identified by Buyer.

(4)    ACCEPTANCE AND DELIVERY OF SHIPPED PRODUCT

Seller shall provide to Buyer pertinent Test Data from production samples that demonstrate conformance with the requirements of the Acceptance Test Procedure and the Specification. Buyer shall notify Seller of acceptance or rejection of Test Data within 5 working days. Upon receipt of notification of acceptance of Test Data, Seller may ship Product.

(5)    PERFORMANCE

Seller shall not be liable for any incidental or consequential damages due to delay of shipment or for any incremental cost incurred by Buyer in the obtaining of replacement goods. Time is of the essence will not apply to this Contract. The Buyer agrees to accept and pay for partial shipments.

(6)    SECURITY AGREEMENT

It is agreed by Buyer and Seller that as to the Products which are the subject of this Contract and all accessions thereto and proceeds thereof, a purchase money security interest shall attach with the Seller as a secured party, and with respect to the Products which are resold in any form by the Buyer, Seller shall be the assignee of any security interest which the Buyer retains or obtains in such Products until the Buyer has made payment in full therefor in accordance with the terms hereof. Payment terms under this Contract are net 30 days in accordance with Article 16 of this Contract. Buyer shall be in default if it fails to make any payment as provided for herein or if bankruptcy, receivership or insolvency proceedings are instituted by or against the Buyer or if the Buyer makes any assignment for the benefit of its creditors. Upon Buyer's default, Seller shall have all of the rights and remedies of a secured creditor, as well as those of a seller of goods under the Uniform Commercial Code, and other applicable law, including, but not limited to, the "right to take possession" of the Products herein furnished. Seller may remedy any default and may waive any default without waiving the default remedied or without waiving any prior or subsequent default. Buyer agrees to cooperate fully and assist the Seller in perfecting and/or continuing the Seller's security interest and to execute such documents and accomplish such filings and/or recordings thereof as the Seller may deem necessary for the protection of the Seller's interest in the Products herein furnished. The making of this contract of sale by the Buyer and the Seller shall constitute their signing of this security agreement.

(7)    ASSIGNMENT

This Contract may not be assigned, either in whole or in part, by either party without the express written approval of the other party (which approval shall not be unreasonably withheld or delayed); provided however, this clause does not restrict the Seller from utilizing subsidiaries or other divisions of its company in the manufacture of the Products.

(8)    WARRANTY

The Seller warrants that for a period of twelve (12) months from delivery of the Product, such Product will be free from defects in materials and workmanship and will conform to the applicable specifications, drawings and samples. At the option of Seller, Buyer's remedy under warranty shall be a no charge repair or replacement with a compliant Product. WITH THE EXCEPTION OF THE ROHS, WEEE AND PACKAGING DIRECTIVES WARRANTY, THIS WARRANTY IS EXPRESSLY IN LIEU OF AND EXCLUDES ALL OTHER WARRANTIES, EXPRESS AND/OR IMPLIED, AND ALL OTHER OBLIGATIONS OR LIABILITIES ON THE PART OF THE SELLER, UNLESS SUCH OTHER WARRANTIES, OBLIGATIONS OR LIABILITIES ARE EXPRESSLY AGREED TO IN WRITING BY THE SELLER.

The following criteria must be met by the Buyer prior to the Seller's consideration of any warranty claim. The specific Product must still be within the warranty period. The Buyer may contact the Seller to clarify the exact warranty period as discussed above. The Buyer must obtain a Return Material Authorization (RMA) number from the Seller in advance of the return of the Product. These warranty claims must include the product type, reason for the return and any pertinent serial numbers. The Buyer is responsible for all transportation charges and risk for the returned Product to Seller and must see that the Product is packaged correctly. The Seller is responsible for all transportation charges and risk for the returned Product to Buyer for which warranty remedies were provided. Product submitted for warranty repair and determined not to be defective, shall be returned to Buyer at Buyer's expense.

(9)    ROHS, WEEE AND PACKAGING DIRECTIVES

Requirements, Warranty and Indemnity

Buyer has determined that it has a duty to comply with certain environmental standards required by:

(1)
Directive 2002/95/EC of the European Parliament and of the Council of 27 January 2003 on the restriction of the use of certain hazardous substances in electrical and electronic equipment (the "ROHS Directive");

(2)
Directive 2002/96/EC of the European Parliament and of the Council of 27 January 2003 on waste electrical and electronic equipment (the "WEEE Directive"); and

(3)
Directive 94/62/EC of the European Parliament and of the Council of 20 December 1994 on packaging and packaging waste (the "Packaging Directive").

Buyer requires that all Product delivered under this Contract must comply with the above Directives, including any amendments by Commission Decision, Joint Declaration of EU authorities and Directive 2003/108/EC of 8 December 2003 as well as any statute or statutory provision or subordinate legislation introduced or modified from time to time to implement such Directives into EU Member State Law (the "EU Directives").

Seller agrees to manufacture and deliver Product in full compliance with the EU Directives.

Seller represents, warrants and certifies to Buyer that the Product fully complies with and is correctly marked and labeled in accordance with the EU Directives. Seller must provide Buyer with a declaration of such compliance for the Product as well as a Material Composition Declaration. Any Product that is determined to be noncompliant by proper EU national authorities is considered a defective product.

Seller shall immediately, at the sole option of Buyer, either (i) give full refund to Buyer of the purchase price of any defective product or (ii) at no charge to Buyer repair or replace any defective product with a compliant product.

Seller shall defend, indemnify, release and hold harmless Buyer and its Affiliates, directors, officers, employee benefit plans, shareholders, and employees or any of them from any and all third party claims and resulting costs, demands, fines, liabilities, loss penalties, arising out of or as a result of a breach of this clause.

Additional Information

In accordance with the ROHS Directive, no Product may contain 0.1% wt or more of the following substances: lead, hexavalent chromium, mercury, polybrominated biphenyls (PBBs) and polybrominated diphenyl ethers (PBDEs) or 0.01% wt or more of cadmium.

Seller must take all reasonable steps and exercise all due diligence needed to comply with the ROHS Directive, including without limitation, utilizing only ROHS-compliant subcontractors, auditing of subcontractors for compliance, establishing quality assurance processes and procedures for compliance, and maintaining proper documentation of compliance. At the earliest opportunity but in any case no later than shipment of the first 90 production units, Seller shall provide Buyer with (a) Certificate of Compliance with EU Directives (ROHS, WEEE and Packaging); and (b) Material Composition Declarations from suppliers in accordance with Forms IPC-1752-1 v1.0 and IPC-1752-2 v1.0.

Seller must take all reasonable steps to comply with the WEEE Directive information and product marking requirements, where applicable, including a symbol of the crossed-out wheelie bin, with a horizontal bar underneath signifying that the Product has been manufactured after the WEEE Directive came into force, and a marking properly identifying Buyer as the producer of the Product, as instructed by Buyer.

Upon request, Seller will furnish to Buyer, as soon as reasonably practical but in any event within 15 business days of such request, any information and assistance as Buyer, in its reasonable opinion, requires to comply with Buyer's obligations under the EU Directives, including without limitation, the following:

  (a)
  information or evidence of compliance as may from time to time be required by any EU Member State Government relating to the Product;

  (b)
  Product or component design;

  (c)
  marking and labeling Products; and

  (d)
  EU audit requests of Buyer

Seller should keep records for traceability and compliance documentation purposes for at least five (5) years.

(10)    INTELLECTUAL PROPERTY RIGHTS INDEMNITY

Seller, at its own expense, shall defend, indemnify and hold the Buyer, Buyer's agent or affiliate, or Buyer's customer harmless against any third party claim or suit and resulting in damages or other judgment rendered against the Buyer based on an allegation that the manufacture of any Product delivered under this Contract or the normal intended use, lease or sale of any such Product infringes any U.S. or foreign letters patent, copyright, trade mark, trade secret or other intellectual property right, provided that the Buyer promptly notifies the Seller in writing of any such claim or suit and gives the Seller authority and such assistance and information as is available to the Buyer for the defense of such claim or suit. Seller will pay all claims, royalties, settlements, judgments and reasonable attorney's fees but Seller will not be responsible for any compromise made without Seller's written consent. If a Product's use is enjoined due to infringement, or if in the opinion of Seller the Product is or is likely to become the subject of a valid claim or infringement, Seller, at its own election and expense, may: (a) procure for Buyer, Buyer's agent or affiliate, or Buyer's customer the right to continue using such Product; (b) modify or replace such Product so that Buyer, Buyer's agent or affiliate, or Buyer's customer has a noninfringing Product that provides equivalent performance; or if (a) and (b) are not reasonably feasible, remove such Product and accept its return, promptly granting Buyer, Buyer's agent or affiliate, or Buyer's customer a full refund less depreciation on a straightline method over 5 years.

(11)    LIMITATION OF LIABILITY

EXCEPT FOR SELLER'S INDEMNIFICATION OBLIGATION UNDER SECTION 9, SELLER'S AGGREGATE LIABILITY SHALL NOT EXCEED THE PAYMENT RECEIVED BY THE SELLER FROM BUYER FOR THE APPLICABLE PRODUCT(S) WHICH IS/ARE THE SUBJECT OF THE CLAIM OR DISPUTE. FOR SELLER'S INDEMNIFICATION OBLIGATION UNDER SECTION 9, SELLER'S AGGREGATE LIABILITY, IN ANY BUYER CLAIM, SHALL NOT EXCEED THE PURCHASE PRICE OF THIS CONTRACT, INCLUDING ALL AGREED UPON CHANGE ORDERS, PROVIDED THAT BUYER IS NOT IN BREACH OF ITS PAYMENT OBLIGATIONS UNDER THIS CONTRACT. BUYER'S LIABILITY IS LIMITED TO THE PURCHASE PRICE OF THIS CONTRACT, INCLUDING ALL AGREED UPON CHANGE ORDERS, TO THE EXTENT SUCH LIMITATION IS ALLOWED BY LAW.

IN NO EVENT WILL EITHER PARTY, NOR ITS AFFILIATES, EMPLOYEES, DIRECTORS, OFFICERS, AGENTS, OR SUPPLIERS BE LIABLE TO THE OTHER FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES.

(12)    APPLICABLE LAW

This Contract shall be construed, interpreted and enforced in accordance with, and the respective rights and obligations of the parties shall be governed by, the laws of the State of Illinois.

(13)    DISPUTES RESOLUTION

Each party agrees that any dispute between the parties arising between the parties out of or in relation to this Contract or for the breach thereof which the parties are unable to resolve within a reasonable time period will first be submitted in writing to a designated senior executive of both Seller and Buyer who will meet and confer in an effort to resolve such dispute. Any decisions of the executives will be final and binding on the parties. In the event the executives are unable to resolve any dispute within 30 days after submission to them, or in the event either party refuses to designate an executive within 10 days following demand, either party may refer such dispute to arbitration in accordance with this clause. Such dispute shall be resolved in accordance with the then current Rules of the American Arbitration Association by three independent arbitrators experienced in the area of wireless telecommunications. Such arbitrators shall be selected by mutual agreement of the parties, or failing such agreement, each party shall select one arbitrator and the two selected arbitrators shall mutually agree upon the selection of a third arbitrator. The location of the arbitration shall be in Chicago, Illinois USA. The parties shall bear the costs of such arbitration equally and the prevailing party in any arbitration shall be entitled to reasonable attorneys' fees in addition to any other award ordered by the arbitrators (and shall not be subject to Section 11). Nothing in this clause will prevent a party from seeking injunctive relief against the other party from any judicial or administrative authority pending the resolution of a dispute or controversy by arbitration.

(14)    RIGHTS IN INTELLECTUAL PROPERTY (IP), SALE OF PRODUCTS AND ROYALTIES

Seller maintains all rights to its pre-existing IP, including the pre-existing IP of its suppliers (Pre-existing IP). Seller obtains rights in all newly created IP, including all derivative works (Development IP).

For the term (from Contract Date until the final delivery of Product) of this Contract, as long as Buyer is not breaching this Contract, Seller grants Buyer an exclusive, perpetual, irrevocable, worldwide, royalty free license ("Exclusive License") to use Pre-existing IP and Development IP solely in connection with the use, sale or repair of Products; provided that, nothing in this paragraph shall limit

Seller's rights to use Pre-existing IP in its sole discretion without any obligation to Buyer as long as such use is not in connection with the Products (except as provided in this section). If Buyer pays for 60,000 units as provided for under the Contract, the Exclusive License shall continue for an additional [*] year period, after which the Exclusive License shall revert to a Non-exclusive License upon 90 days written notice by Seller to Buyer.

Buyer grants back to Seller a sublicense to sell Products to third parties during the term of this Contract, upon Buyer prior approval on a case by case basis, provided that Seller will pay Buyer a royalty of [*] on the sale of each Product.

Buyer grants back to Seller a sublicense to sell Products to third parties outside the term of this Contract for as long as Buyer maintains an Exclusive License upon Buyer prior approval on a case by case basis, provided that Seller will pay Buyer a royalty on the sale of each Product, such royalty to be negotiated in good faith on a case by case basis.

(15)    MOST FAVORED CUSTOMER PRICING

During the term of this Contract and one year thereafter, Seller agrees that Buyer shall receive "Most Favored Customer Pricing" with respect to the Products. Specifically, Seller shall not provide other customers (excluding the Federal and/or State governments of the U.S. and including all local and foreign governments) ordering like quantities of Products on like terms with more favorable pricing (net of NRE and royalty adjustments) for newly manufactured Products without offering Buyer the same benefit on price and terms. Buyer shall have the right to audit this provision no more than once each contract year and such audit shall be limit to the prior 12 month period. Audits shall be on reasonable notice during business hours.

(16)    INVOICES AND PAYMENTS

Invoices shall be in U.S. dollars and contain the following information:

—    Contract Number

—    Line Item Number

—    Item Description

—    Quantities, Unit Price and Extended Totals

—    Proof of Delivery

Payment shall be in U.S. dollars within thirty (30) days of Buyer's receipt of a properly submitted and correct invoice. Invoices shall be issued upon shipment of Products. Seller shall be entitled to collect interest of 1% per month on any amount remaining unpaid 60 days after delivery.

The Seller shall submit invoices to Buyer for deliverable Product, no more frequently than monthly, in accordance with the terms of this Contract. Seller shall submit invoices to the following:

      Globalstar Canada Satellite Co.
      115 Matheson Blvd. West, Suite 100
      Mississauga, Ontario L5R 3L1
      CANADA
      Attention: Mr. Steve Bell

(17)    TAXES

The payments to Seller under this Contract shall be net any taxes, export or import duties, charges or remittances fees levied by any government agency against either Seller or Buyer. All said taxes, if applicable, in conjunction with this Contract shall be paid by Buyer.

(18)    CHANGE ORDERS

Buyer may at any time, by contract amendment issued to Seller ("Change Order"), make changes within the general scope of this Contract in any one or more of the following: (a) drawings, designs, specifications or scope of work; or (b) delivery schedule, method of shipping or packing or other administrative item. Should any such change increase or decrease the cost of, or the time required for performance of this Contract, an equitable adjustment may be required and must be agreed to by both Parties prior to the change being implemented. Seller shall use reasonable efforts to avoid unnecessary costs resulting from the Change Order. However, nothing in this clause shall excuse the Seller from proceeding with the Contract as changed by Buyer.

(19)    TERMINATION FOR CONVENIENCE

Buyer may terminate this Contract, in whole or in part, without cause, upon thirty (30) days written notice to Seller. Upon receipt of any such termination notice, Seller shall, to the extent and at the times specified by Buyer, stop all work on this Contract and cause its subcontractors and suppliers to stop all work that is terminated. Seller shall proceed promptly to comply with Buyer's directions without awaiting settlement or payment of Seller's termination claim. Within twenty (20) calendar days from such termination, Seller may submit to Buyer a claim with the final statement of charges. Seller shall be entitled to reimbursement for all incurred and unreimbursed Non-Recurring Engineering Expenses (NRE), all finished goods, all work in progress and raw materials, component parts, all non-cancelable orders with its suppliers or goods in transit, subject to the mitigation requirements herein. Payment shall be made to Seller within 30 days of submission of its claim if Buyer decides to waive audit or within 30 days of completion of Buyer audit. In no event will the calculation of charges exceed the price of this Contract or conflict with the terms of this Contract with respect to adjustments. Seller shall use its best efforts to reasonably assess open orders, raw materials, work in process and sub-assemblies to determine whether or not such items can reasonably be used by Seller for the manufacture of other products commensurate with its then current business or be diverted for any other reasonable purpose commensurate with its then current business. Seller shall use commercially reasonable efforts to mitigate costs, subject to Buyer's election to take delivery of any materials or goods, and reduce its final statement of charges by the value of such usable items. Buyer shall have no obligation with respect to items lost, damaged, stolen or destroyed prior to delivery to Buyer. Buyer reserves the right to verify Seller's claims and Seller shall make available to Buyer, upon its request, all relevant books, receipts, and records for inspection and audit; provided that any such audit must be completed within 90 days of termination. This clause shall be applicable only to a termination for convenience by Buyer, without any default on Seller's part, and shall not affect or impair any right of Buyer to terminate this Contract upon Seller's default in the performance hereof. Nothing in this clause shall be construed to limit Buyer's legal and equitable rights.

(20)    TERMINATION FOR DEFAULT

Should either party fail to materially perform any of its obligations under this Contract for a period of 30 calendar days after receipt of written notice of material default (which shall describe the material default in sufficient detail) from the non-defaulting party, the non-defaulting party may terminate this Contract, or any license or service hereunder that is the subject of such default, immediately upon delivery of written notice to the defaulting party of its election to do so. In addition to other material defaults specified in this Contract, the following are deemed material defaults: (a) an assignment by a party for the benefit of creditors; (b) appointment of a receiver of a party's property used in its performance of this Contract; (c) Seller's insolvency; (d) any assignment contrary to the Assignment clause herein; (e) unlawful, fraudulent or deceptive acts or practices or criminal misconduct by Seller or its employees relevant to Seller's performance; or (f) Seller or any principal owner, director or senior officer of Seller is convicted of or pleads no contest to any felony involving moral turpitude.

In addition, in Buyer's sole discretion, Buyer may, by written notice to Seller and Seller's failure to cure within a cure period of 45 days (unless such longer period is mutually agreed by the parties as reasonable under the circumstances), terminate this Contract in whole or part if Seller fails to: (a) make delivery of the Products or perform the Services within the time specified and such delay has a material impact on Buyer, or any extension by written change order or amendment; or (b) replace or correct defective Products in accordance with this Contract; or (c) cure a material default of any other provisions of this Contract; or (d) make progress as to endanger performance in accordance with these terms. Upon receipt of any such termination notice, Seller shall, to the extent and at the times specified by Buyer, stop all work on this Contract and cause its subcontractors and suppliers to stop all work that is terminated. Notwithstanding other conditions stated in this Contract, if Seller defaults in the performance of the terms of this Contract in any material manner which remains uncured after proper notice thereof, then Seller, without further cost to Buyer, grants to Buyer an irrevocable, perpetual, worldwide, non-exclusive, royalty free right and license to use, sell, manufacture, and cause to be manufactured or printed any and all Products embodying any and all inventions, discoveries and works of authorship made, conceived or actually reduced to practice in connection with the performance of this Contract. Seller shall promptly provide to Buyer the applicable templates, and other information related to the Development IP necessary for Buyer to carry out these terms.

In the event of termination due to Seller's default pursuant to this clause, Seller shall be entitled only to payment for Products shipped under this Contract prior to the effective termination date and for incurred but unpaid NRE fees (assuming Seller has begun Line Item 2 Production Deliveries). With respect to Seller's subcontracts, all financial responsibility related to such subcontracts, including without limitation, non-cancelable parts, parts in transit, raw material, work in process and incurred but unpaid NRE, shall be borne by Seller; provided that, Buyer agrees to discuss, in good faith, assuming all or a part of such financial responsibility with Seller's subcontractors and such decision shall be at Buyer's sole and absolute discretion. Similarly, the parties agree to discuss in good faith Buyer's continuing need for Seller's raw material and work in process, and such decision to purchase all or part of such raw material and/or work in process shall be at Buyer's sole and absolute discretion. If all or a portion of this Contract is terminated by Buyer pursuant to this clause, Buyer in addition to any other rights provided here or by law, may require Seller to transfer title and deliver to Buyer, in the manner and to the extent directed by Buyer, any completed or partially completed goods and/or services, but at no price greater than the Contract price or reduced by adjustment in accordance with this Contract. Seller's obligations to carry out Buyer's directions as to delivery, protection, and preservation shall not be contingent upon prior agreement as to such agreed amount. Buyer is not obligated to pay Seller for any defaulted items under this Contract and any advance payments for defaulted items will be refunded to Buyer. Nothing in this clause shall be construed to limit Buyer's legal and equitable rights and remedies.

If Seller terminates the agreement for Buyer's material default, Seller shall be entitled to such reimbursement as described in Section 20 and the Exclusive License provided under Section 14 shall automatically revert to a Non-exclusive License.

(21)    SEVERABILITY

If any part provision or clause of the terms and conditions of sale, or the application thereof to any person or circumstances, is held invalid, void or unenforceable, such holding shall not affect and shall leave valid all other parts, provisions, clauses or applications of the terms and conditions remaining, and to this end the terms and conditions shall be treated as severable.

(22)    PUBLIC RELEASE OF INFORMATION

Within a reasonable time prior to the issuance of news releases, articles, brochures, advertisements, prepared speeches, and other such information releases (except regulatory disclosures required by the U.S. Securities and Exchange Commission) concerning the work performed hereunder, the party desiring to release such information shall obtain the written approval of the other party concerning the content and timing of such releases. Approval will not be unreasonably delayed or denied. The parties anticipate the issuance of press releases in connection with the execution of the Contract, which press release shall be mutually agreed to between the parties.

(23)    NOTICES

Any notices or correspondence required or desired to be given or made hereunder shall be in writing and shall be effective when delivered to an authorized recipient party at the address indicated below:

BUYER:	Globalstar Canada Satellite Co. In care of: Globalstar, Inc. 461 South Milpitas Blvd. Milpitas, CA 95035 USA Attention: [*]
SELLER:	Richardson Electronics, Ltd. 40W267 Keslinger Road, P.O. Box 393 LaFox, IL 60147 Attention: [*]

(24)    FORCE MAJEURE

Seller shall not be liable to Buyer for any failure to perform or delay in performance of its obligations hereunder caused by an act of God; outbreak of hostilities; riot, civil disturbance, acts of terrorism, blockades, sabotage, or war; fire, explosion, flood, storm, earthquake, epidemic, or accident; theft, malicious damage, strike, lock-out or industrial action of any kind; transportation or communication conditions; curtailment or failure to obtain electrical or other energy supplies; curtailment or termination of franchises or other supplier agreements, or shipments or deliveries of products from suppliers; supplier or Buyer caused delays; inability to obtain labor, materials, products, or manufacturing facilities; compliance with any law, regulation, or order, whether valid or invalid, acts of any government body or instrumentality thereof.

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  Exhibit 10.14
CONFIDENTIAL TREATMENT
TERMS AND CONDITIONS OF SALE